Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Denbury Resources, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.
We also consent to the incorporation by reference in this Registration Statement of our report dated April 16, 2007 relating to the financial statements, which appears in the Annual Report of Denbury Resources Inc. Employee Stock Purchase Plan on Form 11-K for the year ended December 31, 2006.
/s/ PricewaterhouseCoopers LLP
Dallas, Texas
June 18, 2007